Exhibit 20.4

ANNUAL AGGREGATE CERTIFICATEHOLDERS STATEMENT
MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST SERIES 2002-1
ANNUAL PERIOD ENDING
DECEMBER 31, 2004

1. Investor Interest as of December 31, 2004
Class A	$392,700,000.00
Class B	17,600,000.00
Colateral Interest Holder	29,700,000.00

Total Investor Interest	$440,000,000.00

2. 3- Month LIBOR as per reset dates:

March 11, 2004	1.11000%
June 11, 2004	1.52000%
September 13, 2004	1.88000%
December 13, 2004	2.49000%

3. Determination of Certificate Rates:
a) Class A: 3-Month LIBOR plus 30 basis points
b) Class B: 3-Month LIBOR plus 140 basis points
c) Collateral Interest: As per Loan Agreement

4. Servicing Fee Rate	0.50000%

5. Receivable Balances as of December 31, 2004
Aggregate Receivables	$1,321,179,919.83
Finance Charge Receivables	15,271,047.10
Principal Receivables	$1,305,908,872.73

6. Annual Servicers’ Fee	$2,200,000.00

7. Aggregate Investor Default Amount	$252,698.38

8. Floating Investor Interest as of December 31, 2004	33.69301%

9. Transferor Interest as of December 31, 2004	$149,139,781.95

10. 2004 Aggregate Collections
(a) Principal Receivables	$3,613,844,401.82
(b) Finance Charge Receivables (inc. net recoveries, if any)	64,627,082.54
(c) Principal and Finance Charge Receivables	3,678,471,484.36
(d) Late Charges	10,446,473.95
(e) Total Collections	$3,688,917,958.31

11. Delinquencies as of December 31, 2004
(a) 30 days delinquent	$3,965,052.00
(b) 60 days delinquent	1,497,712.99
(c) 90 days delinquent	1,060,789.22
(d) 120 + days delinquent	4,518,560.06
(e) Total 30 + days delinquent	$11,042,114.27

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12. 2004 Aggregate Default Amount	750,002.41

13. AFCO is Servicer? Yes

14. 2004 Aggregate Allocation and Application of Collections:
(a) Class A Available Funds	$22,575,377.39
(b) Class A Optimal Interest	7,402,395.00
(c) Class A Monthly Interest	7,402,395.00
(d) Class A Deficiency Amount	—
(e) Class A Additional Interest	—
(f) Class A Servicing Fee	1,963,500.00
(g) Unpaid Class A Servicing from prior periods	—
(h) Class A Investor Default Amount	225,533.31
(i) Class A contribution to Excess Spread	12,983,949.08

(j) Class B Available Funds	$1,011,781.62
(k) Class B Optimal Interest	530,200.01
(l) Class B Monthly Interest	530,200.01
(m) Class B Deficiency Amount	—
(n) Class B Additional Interest	—
(o) Class B Servicing Fee	88,000.00
(p) Unpaid Class B Servicing from prior periods	—
(q) Class B contribution to Excess Spread	393,581.61

(r) Collateral Available Funds	$1,707,381.48
(s) Collateral Servicing Fee (if NOT AFCO)	—
(t) Collateral Interest contribution to Excess Spread	1,707,381.48

(u) Total Excess Spread	$15,084,912.17
(v) Class A Required Amount	—
(w) Unreimbursed Class A Investor Charge-Offs	—
(x) Class B Required Amount (includes Class B Investor Default Amount)	10,107.94
(y) Unreimbursed Class B Investor Charge-Offs	—
(z) Collateral Monthly Interest	1,062,715.29
(aa) Coll. Int. Svcg Fee (if AFCO)	148,500.00
(ab) Collateral Interest Default Amount	17,057.14
(ac) Unreimbursed Collateral Interest Charge-Offs	—
(ad) Reserve Account Funding Date month	24
(ae) Reserve Fund Cap	0.50%
(af) Required Reserve Account Amount	$—
(ag) Reserve Account Balance	$—
(ah) Payable under the Loan Agreement	$—
(ai) Class A Shortfall Amount	$—
(aj) Class B Shortfall Amount	$—

AFCO CREDIT CORPORATION, as Servicer

By	/s/ Bruce R. Gold

Name: Bruce R. Gold
Title: Senior Vice President & Chief Financial Officer

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